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EXHIBIT 99(b)

FOR IMMEDIATE RELEASE	Contact:	Susan Kahn (investor) (612) 761-6735
Cathy Wright (financial media) (612) 761-6627

TARGET CORPORATION PROVIDES ADDITIONAL

CREDIT CARD DISCLOSURE FOR 2002

        MINNEAPOLIS, February 20, 2003 – Beginning with its fiscal 2002 earnings results, released today, Target Corporation is providing additional disclosure related to its credit card operations. The additional disclosure for Target Visa and for our proprietary credit cards, which will be provided on a quarterly basis going forward, includes:

  •
  Credit card revenues ($s and as a percent of average receivables);

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  Net write-offs (($s and as a percent of average receivables); and

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  Delinquency rates (3 or more payments past due).

        To provide a historical perspective for this new disclosure, the company is providing quarterly and annual results for 2002 in the table that follows.

        Target Corporation operates large-store general merchandise formats, including discount stores, moderate-priced promotional and traditional department stores, as well as a direct mail and on-line business called target.direct. The company currently operates 1,475 stores in 47 states. This includes 1,147 Target stores, 264 Mervyn's stores and 64 Marshall Field's.

        Target Corporation news releases are available at www.target.com or www.prnewswire.com.

# # #

Credit Card Operations Supplemental Data
Fiscal 2002

	(Unaudited) Three Months Ended
(Millions)	5/4/2002	8/3/2002	11/2/2002	2/1/2003	Year Ended 2/1/2003
Total revenues:
Target Visa	$107	$136	$171	$212	$626
Proprietary Cards	$173	$164	$163	$171	$671
Total revenues as a percent of average receivables:
Target Visa	23.7%	23.6%	24.0%	24.0%	23.8%
Proprietary Cards	29.7%	30.5%	31.2%	31.3%	30.4%
Net write-offs:
Target Visa	$10	$27	$49	$65	$151
Proprietary Cards	$43	$41	$41	$46	$171
Net write-offs as a percent of average receivables:
Target Visa	2.2%	4.8%	6.9%	7.3%	5.8%
Proprietary Cards	7.3%	7.5%	7.9%	8.4%	7.7%
Past due:*
Target Visa	1.6%	2.4%	3.0%	3.1%	3.1%
Proprietary Cards	4.9%	5.2%	5.6%	5.1%	5.1%
*
Balances on accounts with three or more payments past due as a percent of total outstanding is one of many measures management uses to measure portfolio performance.

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TARGET CORPORATION PROVIDES ADDITIONAL CREDIT CARD DISCLOSURE FOR 2002
Credit Card Operations Supplemental Data Fiscal 2002